UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event report): November 5, 2011

ROOMSTORE, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-54019	54-1832498
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer ID No.)

12501 Patterson Avenue

Richmond, Virginia 23238

(Address of principal executive offices)

(804) 784-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 9, 2011, Stephen A. Giordano has been appointed the new President and CEO of RoomStore, Inc. (“Company”). Mr. Giordano (52) has been in the furniture industry for over 25 years. Prior to accepting this new position at RoomStore, he was CEO of The Room Place, a position he held since May 2010. Prior to The Room Place, Mr. Giordano was the Chief Operating Officer for RoomStore, Inc., a position he held from 2008-2010. He was Chief Operating Officer for Powell Furniture from 2007-2008, and Chief Operating Officer for Kanes Furniture from 2003-2007.

The Company has entered into a three-year employment agreement with Mr. Giordano. Under the terms of this agreement, Mr. Giordano will receive a base salary of $400,000, a signing bonus of $75,000, will be entitled to receive certain other benefits provided to the Company’s executive officers, and to participate in any bonus plans approved by the board of directors. If his employment is terminated without cause during the term, or if he resigns for good cause during the term, or if his agreement is not renewed at the end of the initial term, then Mr. Giordano will be entitled to a severance package of six months’ base salary, payable at regular payroll periods. This severance package shall not be paid, however, if he is terminated for cause, which is defined to include a provision that the Company’s trailing 12 month EBITDA must not fall below $2 million. If Mr. Giordano’s employment is terminated pursuant to a change of control at the Company, then he shall be entitled to a lump-sum severance payment equal to 1 year’s base salary.

Also effective November 9, 2011, Mr. Giordano was appointed as a director on the Company’s board of directors.

On November 5, 2011, the non-employee directors of the Company voted to terminate the employment of Curtis C. Kimbrell, and Mr. Kimbrell was notified on this decision on that same date. Also on November 5, 2011, Mr. Kimbrell resigned as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RoomStore, Inc.

November 10, 2011	By:	/s/ Lewis M. Brubaker
	Name:	Lewis M. Brubaker
	Title:	Senior VP and CFO